Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Victor R. Santoro	Matthew P. Wagner
	Executive Vice President and	President and Chief Executive Officer
	Chief Financial Officer	120 Wilshire Boulevard
	120 Wilshire Boulevard	Santa Monica, CA 90401
	Santa Monica, CA 90401	310-458-1521 x 271
Phone:	310-458-1521 x 288	310-451-4555
Fax:	310-451- 4555

FOR IMMEDIATE RELEASE

July 19, 2005

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE SECOND QUARTER OF 2005

—Net Earnings for the Second Quarter of 2005 Totaled $11.8 million, Up 34% Over
Second Quarter of 2004 and Up 15% Over First Quarter of 2005—

—Second Quarter Diluted EPS of $0.72 per Share, Up 31% Over Second Quarter 2004
and Up 14% Over First Quarter 2005 —

—Net Interest Margin for Second Quarter 2005 Reaches 6.19%—

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced second quarter 2005 record net earnings of $11.8 million, or $0.72 per diluted share, compared to second quarter 2004 net earnings of $8.8 million, or $0.55 per diluted share, and first quarter 2005 net earnings of $10.3 million, or $0.63 per diluted share. The increase in net earnings compared to last year resulted primarily from increased net interest income due to organic loan growth, acquisitions and expanded net interest margin.  The increase over the first quarter of 2005 is due to increased net interest income and lower noninterest expense.

Net earnings for the six months ended June 30, 2005, were $22.1 million, or $1.36 per diluted share, compared to net earnings of $16.3 million, or $1.02 per diluted share, for the same period of 2004.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  We acquired First Community Financial Corporation, or FC Financial, in March 2004, and Harbor National Bank, or Harbor, in April 2004, which together added $304.3 million in assets.

SECOND QUARTER RESULTS

Dollars in millions, except per share data	Second Quarter 2005	Second Quarter 2004	% Change	First Quarter 2005	% Change

Diluted Earnings Per Share	$0.72	$0.55	30.9%	$0.63	14.3%
Net Earnings	$11.82	$8.84	33.7%	$10.26	15.2%
Return on Average Assets (“ROA”)	1.66%	1.32%	25.8%	1.45%	14.5%
Return on Average Equity (“ROE”)	12.3%	10.3%	19.4%	11.0%	11.8%
Net Interest Margin	6.19%	5.61%	10.3%	5.97%	3.7%
Efficiency Ratio	49.1%	57.4%	-14.5%	53.6%	-8.4%

The increases in net earnings, ROA and ROE and the improvement in the efficiency ratio for the second quarter of 2005 compared to the second quarter of 2004 were due to increases in our net interest margin and average loans.  The increases in net earnings, ROA and ROE, as well as the improved efficiency ratio for the second quarter of 2005 compared to the first quarter of 2005 were due mainly to increased net interest income, driven by higher loan yields and increased average loans, and lower noninterest expense.

YEAR TO DATE RESULTS

	Six Months Ended June 30,
Dollars in millions, except per share data	2005	2004	% Change

Diluted Earnings Per Share	$1.36	$1.02	33.3%
Net Earnings	$22.08	$16.34	35.1%
ROA	1.56%	1.28%	21.9%
ROE	11.7%	9.6%	21.9%
Net Interest Margin	6.08%	5.40%	12.6%
Efficiency Ratio	51.3%	58.0%	-11.6%

The increases in net earnings, ROA and ROE and the improvement in efficiency ratio for the six months ended June 30, 2005, compared to the same period for 2004 were due to increases in our net interest margin and average loans.

Matt Wagner, President and Chief Executive Officer, stated, “The second quarter was a terrific quarter, with positive contribution from all areas. We added over $65 million in demand deposits and over $45 million in average loans during the quarter, while maintaining credit quality and pricing discipline.  Our results reflect continued emphasis on core growth and expense control.”  Mr. Wagner continued, “In addition, we successfully negotiated two acquisition agreements during the quarter, and through the acquisitions of First American Bank and Pacific Liberty Bank we add nearly $400 million in assets at Pacific Western.  These acquisitions should enhance our position in Southern California, Los Angeles and Orange Counties in particular, as one of the premier business banks in the region.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “Our earnings growth reflects not only our continued organic growth, but also the impact of rate changes on our asset-sensitive balance sheet, as we continue to benefit from the general increase in interest rates.  Our loan yield increased 26 basis points outpacing a nine basis point increase in average cost of deposits over the same period of time, resulting in a net interest margin 22 basis points higher than last quarter.”

BALANCE SHEET GROWTH

Loans, net of deferred fees and costs, increased $44.1 million to $2.16 billion at June 30, 2005, from year end 2004.  Loan growth was $33.9 million during the second quarter of 2005.  Deposits decreased $245.9 million from year-end 2004 to $2.19 billion at June 30, 2005.  Year-end 2004 deposits included a short-term $365.0 million interest-bearing deposit received on December 31, 2004, which has since been withdrawn by the customer.  Excluding the $365.0 million deposit, our deposit balances increased $119.1 million since year-end.  Demand deposits increased $99.7 million from year-end, including $66.3 million during the second quarter.  Demand deposits totaled $1.04 billion at June 30, 2005, and represented 47.6% of total deposits at that date.

NET INTEREST INCOME CONTINUES TO INCREASE

Net interest income increased to $37.2 million for the second quarter of 2005 compared to $31.3 million for the same period of 2004 and $35.6 million for the first quarter of 2005.  The year-over-year increase was mainly a result of increased interest income from our loan growth and increased loan yields offset by increased interest expense.  Average earning assets increased $163.6 million, including an increase of $257.6 million in average loans, for the second quarter of 2005 when compared to the same period for 2004.  Loan yields increased 70 basis points for the second quarter of 2005 compared to the same period of 2004.  Total interest expense increased to $5.4 million for the second quarter of 2005 from $3.5 million for the same period of 2004 due to higher funding rates and increased FHLB advances used to fund loan growth.  The increase in net interest income over the previous quarter resulted mostly from a combination of a 26 basis point increase in our loan yield and a $45.8 million increase in our average loans.  Total interest expense increased in consecutive quarters due to higher funding rates and increased Federal Home Loan Bank advances used to fund loan growth.

Net interest income increased $15.1 million, or 26%, to $72.8 million for the six months ended June 30, 2005, when compared to the same period of 2004.  Interest income increased $18.7 million mostly as a result of the $376.3 million increase in average loans for the first six months of 2005, when compared to the same period of 2004.  In addition, our loan yield increased 72 basis points.  Interest expense increased $3.6 million year-over-year due to both an increase in the volume and cost of our funding sources.  The cost of our interest-bearing liabilities increased to 1.42% for the six months ended June 30, 2005, from 1.00% for the six months ended June 30, 2004.  This increase is due to an increase in borrowings, including subordinated debt, used to fund loan growth and acquisitions, as well as the effect from our borrowings, money market accounts and time deposits repricing in the higher interest rate environment.

NET INTEREST MARGIN CONTINUES TO EXPAND

The Company’s net interest margin for the second quarter of 2005 was 6.19%, an increase of 58 basis points when compared to the same period of 2004 and an increase of 22 basis points when compared to the first quarter of 2005.  Yields on average earning assets were 7.09% and 6.22% for the second quarters of 2005 and 2004, respectively, and 6.75% for the first quarter of 2005.  These increases in the net interest margin and the yield on average earning assets are due to the increase in our prime lending rate in response to the gradual rise in market interest rates offset by increased funding costs.  The yield on average loans was 7.56% and 6.86% for the second quarters of 2005 and 2004, and 7.30% for the first quarter of 2005.

The average cost of deposits was 0.45% for the second quarter of 2005 compared to 0.34% and 0.36% for the second quarter of 2004 and the first quarter of 2005.  These increases in deposit cost resulted from upward adjustments we made in rates offered on money market and certain time deposits.  The overall cost of interest-bearing liabilities increased to 1.56% for the second quarter of 2005 compared to 1.01% for the same period of 2004 and 1.30% for the first quarter of 2005.  These increases are attributed to increased balances for borrowed funds used to fund loan growth and the repricing of our borrowings in the increased interest rate environment.

Our net interest margin increased 68 basis points to 6.08% for the six months ended June 30, 2005 from 5.40% for the same period of 2004.  This increase is mainly the result of higher average loan balances and loan yields.

NONINTEREST INCOME ITEMS

Noninterest income for the second quarter of 2005 totaled $3.3 million, compared to $4.1 million for the second quarter of 2004 and $3.5 million for the first quarter of 2005.  Noninterest income for the six months ended June 30, 2005, totaled $6.8 million compared to $8.2 million for the same period in 2004.  The decreases in noninterest income result largely from lower service charges and fees on deposit accounts which have declined due to increased market interest rate related earnings credits on business accounts.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the second quarter of 2005 totaled $19.9 million compared to $20.3 million for the second quarter of 2004 and $21.0 million for the first quarter of 2005.  The decrease from the second quarter of 2004 to the second quarter of 2005 is due mainly to reduced occupancy and professional services offset by increased compensation.  The increased compensation expense is largely the result of pay rate increases, staff additions to support expanded lending activity and increased incentive compensation accruals offset partially by decreased amortization of restricted and performance stock awards.  The decrease in occupancy costs is primarily the result of $295,000 in leasehold improvement write-offs related to the relocation of a branch office incurred in second quarter 2004; no similar costs were incurred in 2005.  The decrease in other professional services is due mainly to insurance company reimbursements of approximately $500,000 in legal fees.

The decrease in noninterest expense for the second quarter of 2005 compared to the first quarter of 2005 was due mainly to less compensation and other professional services costs.  The decrease in compensation is attributed to the timing of payroll taxes.  The decrease in other professional services is attributed to the legal fee reimbursements referred to above.

Noninterest expense for the six months ended June 30, 2005, totaled $40.8 million compared to $38.2 million for the same period of 2004.  The increase relates mostly to increased compensation expense from additional staff added through acquisitions and increased incentive compensation accruals and employee benefits.  Professional services costs increased for legal matters and compliance with the Sarbanes-Oxley Act.

Noninterest expense includes the following noncash items for the periods indicated:

	Second Quarter 2005	Second Quarter 2004	Six Months Ended June 30, 2005	Six Months Ended June 30, 2004
Intangible asset amortization	$813,000	$826,000	$1,626,000	$1,517,000
Restricted and performance stock amortization	646,000	1,300,000	1,644,000	1,915,000
Total	$1,459,000	$2,126,000	$3,270,000	$3,432,000

Intangible asset amortization is estimated to be $3.3 million for 2005, excluding any effect from the announced First American Bank and Pacific Liberty Bank acquisitions.  Restricted and performance stock award amortization is estimated to be $4.0 million for 2005.  These estimates are, however, subject to change.

CREDIT QUALITY

We made a provision for credit losses of $620,000 during the second quarter of 2005 compared to a $200,000 provision for the second quarter of 2004 and $800,000 for the first quarter of 2005.  The provisions during the first six months of 2005 were in response to growth in the loan portfolio and the level of nonaccrual loans.  The allowance for total credit losses totaled $31.4 million at June 30, 2005, and was comprised of the allowance for loan losses of $28.8 million and the reserve for unfunded loan commitments of $2.7 million.  The allowance for loan losses as a percentage of total loans, net of deferred fees and costs, was 1.33% at June 30, 2005.

Nonaccrual loans decreased to $20.0 million, or 0.92% of loans net of deferred fees and costs, at June 30, 2005, from $21.7 million, or 1.02% of loans net of deferred fees and costs, at March 31, 2005.  Components of the decrease were payoffs and cash collections of $6.3 million and additions of $4.6 million.  The payoffs and cash collections amount included $1.7 million related to foreign nonaccrual loans and $2.8 million related to a secured credit.  The second quarter of 2005 additions relate mainly to two well-secured real-estate relationships totaling $3.3 million.  Included in the nonaccrual balance at June 30, 2005, were two relationships in our foreign portfolio totaling $7.1 million.  The decline in the balance of these nonaccrual foreign relationships from the $8.8 million reported at March 31, 2005, is due to a combination of borrower payments and insurance proceeds as the majority of our exposure in the foreign loan portfolio is insured.  Insurance proceeds are received over time as claims are made with the insurance carriers.  We believe we have adequate reserves on these loans to cover the loss exposure as measured by our methodology.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, each remained well capitalized at June 30, 2005.  Regulatory capital ratios for the Banks and the consolidated company are as follows:

	Pacific Western	First National	Consolidated Company
Tier 1 leverage capital ratio	9.57%	10.16%	10.23%
Tier 1 risk-based capital ratio	9.79%	10.58%	10.47%
Total risked-based capital ratio	10.84%	11.84%	11.71%

ACQUISITIONS

On April 28, 2005, we announced that we had entered into a definitive agreement to acquire all of the outstanding common stock and options of First American Bank for $62.3 million in cash.  First American Bank had $244.8 million in assets at March 31, 2005.  On June 9, 2005, we announced that we had entered into a definitive agreement to acquire all of the outstanding common stock and options of Pacific Liberty Bank for an aggregate of $41.8 million, consisting of First Community common stock and cash delivered to the Pacific Liberty Bank option holders.  Pacific Liberty Bank had $141.6 million in assets at March 31, 2005.  Both mergers are subject to shareholder and regulatory approval.  The First American Bank acquisition is currently expected to close mid-third quarter of 2005 and the Pacific Liberty Bank acquisition is currently expected to close early in the fourth quarter of 2005.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.8 billion in assets as of June 30, 2005, and two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the banks’ 35 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western National Bank has 22 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County.  Through its subsidiary FC Financial, First National Bank provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas.  Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K and quarterly reports on Form 10-Q filed by the First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(In thousands, except per share data)
Assets:
Cash and due from banks	$90,078	$72,581
Federal funds sold	12,900	246,700
Total cash and cash equivalents	102,978	319,281

Interest-bearing deposits in financial institutions	94	702

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	26,859	24,112
Securities available-for-sale	214,411	245,395
Total securities	241,270	269,507

Gross loans	2,169,611	2,125,314
Deferred fees and costs	(7,389)	(7,143)
Loans, net of deferred fees and costs	2,162,222	2,118,171
Allowance for loan losses	(28,794)	(26,682)
Net loans	2,133,428	2,091,489
Premises and equipment	14,933	14,919
Intangible assets	254,920	256,955
Cash surrender value of life insurance	53,240	52,283
Other assets	42,340	41,718
Total assets	$2,843,203	$3,046,854

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,041,367	$941,716
Interest-bearing deposits	1,145,092	1,490,674
Total deposits	2,186,459	2,432,390

Accrued interest payable and other liabilities	29,754	28,934
Borrowings	112,100	90,000
Subordinated debentures	121,654	121,654
Total liabilities	2,449,967	2,672,978

Shareholders’ Equity:
Common stock	322,784	318,880
Retained earnings	82,534	67,911
Unearned equity compensation	(10,753)	(11,445)
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(1,329)	(1,470)
Total shareholders’ equity	393,236	373,876
Total liabilities and shareholders’ equity	$2,843,203	$3,046,854

Shares outstanding (includes shares underlying unvested restricted stock awards)	16,466,790	16,267,862

Book value per share	$23.88	$22.98

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(In thousands, except per share data)

Interest income:
Interest and fees on loans	$40,611	$32,356	$78,549	$58,581
Interest on time deposits in other financial institutions	1	15	3	17
Interest on investment securities	1,982	2,363	4,045	5,484
Interest on federal funds sold	51	67	302	141
Total interest income	42,645	34,801	82,899	64,223

Interest expense:
Interest expense on deposits	2,420	1,812	4,406	3,583
Interest expense on borrowings	964	145	1,761	213
Interest expense on subordinated debentures	2,049	1,503	3,935	2,752
Total interest expense	5,433	3,460	10,102	6,548

Net interest income before provision for credit losses	37,212	31,341	72,797	57,675
Provision for credit losses	620	200	1,420	200
Net interest income after provision for credit losses	36,592	31,141	71,377	57,475

Noninterest income:
Service charges on deposit accounts	1,558	2,126	3,262	4,425
Other commissions and fees	1,076	981	2,073	1,840
Gain on sale of loans, net	144	135	259	306
Gain on sale of securities, net	—	—	—	30
Increase in cash surrender value of life insurance	412	489	829	996
Other income	141	348	410	559
Total noninterest income	3,331	4,079	6,833	8,156

Noninterest expense:
Compensation	11,436	11,016	23,289	20,741
Occupancy	2,485	2,851	5,048	5,165
Furniture and equipment	645	748	1,311	1,487
Data processing	1,221	1,146	2,341	2,171
Other professional services	631	792	1,822	1,464
Business development	260	301	519	566
Communications	474	528	929	1,025
Insurance and assessments	433	414	878	793
Intangible asset amortization	813	826	1,626	1,517
Other	1,494	1,720	3,080	3,278
Total noninterest expense	19,892	20,342	40,843	38,207
Earnings before income taxes	20,031	14,878	37,367	27,424
Income taxes	8,213	6,040	15,287	11,086
Net earnings	$11,818	$8,838	$22,080	$16,338

Per share information:
Number of shares (weighted average)
Basic	15,972.8	15,489.7	15,915.5	15,470.7
Diluted	16,326.8	15,955.4	16,293.0	15,956.7
Earnings per share
Basic	$0.74	$0.57	$1.39	$1.06
Diluted	$0.72	$0.55	$1.36	$1.02

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(Dollars in thousands)

Average Assets:
Loans, net of deferred fees and costs	$2,154,171	$1,896,606	$2,131,386	$1,755,080
Investment securities	250,676	320,074	257,389	362,241
Federal funds sold	7,194	29,189	26,526	29,617
Interest-bearing deposits in financial institutions	113	2,696	256	1,595
Average earning assets	2,412,154	2,248,565	2,415,557	2,148,533
Other assets	437,401	450,661	440,287	426,602
Average total assets	$2,849,555	$2,699,226	$2,855,844	$2,575,135

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,030,239	$938,913	$1,006,353	$882,407
Interest-bearing deposits	1,150,307	1,223,170	1,190,511	1,180,837
Average deposits	2,180,546	2,162,083	2,196,864	2,063,244
Other interest-bearing liabilities	248,597	154,925	239,326	132,828
Other liabilities	34,038	36,507	37,664	36,246
Average liabilities	2,463,181	2,353,515	2,473,854	2,232,318
Average equity	386,374	345,711	381,990	342,817
Average liabilities and shareholders’ equity	$2,849,555	$2,699,226	$2,855,844	$2,575,135

Yield Analysis:
Average earning assets	$2,412,154	$2,248,565	$2,415,557	$2,148,533
Yield	7.09%	6.22%	6.92%	6.01%
Average interest-bearing deposits	$1,150,307	$1,223,170	$1,190,511	$1,180,837
Cost	0.84%	0.60%	0.75%	0.61%
Average deposits	$2,180,546	$2,162,083	$2,196,864	$2,063,244
Cost	0.45%	0.34%	0.40%	0.35%
Average interest-bearing liabilities	$1,398,904	$1,378,095	$1,429,837	$1,313,665
Cost	1.56%	1.01%	1.42%	1.00%

Interest spread	5.53%	5.22%	5.50%	5.01%
Net interest margin	6.19%	5.61%	6.08%	5.40%

Average interest sensitive liabilities	$2,429,143	$2,317,008	$2,436,190	$2,196,072
Cost	0.90%	0.60%	0.84%	0.60%

LOAN CONCENTRATION

	As of the Dates Indicated
	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$587,716	$611,271	$604,995	$571,271	$542,052
Real estate–construction	438,740	405,891	410,167	436,232	429,652
Commercial real estate–mortgage	991,556	980,612	967,270	914,775	855,447
Consumer	43,965	40,208	42,723	44,325	41,087
Foreign:
Commercial	97,672	86,504	88,428	82,740	74,191
Other	9,962	10,787	11,731	13,294	14,355
Total gross loans	2,169,611	2,135,273	2,125,314	2,062,637	1,956,784
Less net deferred loan fees	(7,389)	(6,940)	(7,143)	(6,936)	(6,683)
Less allowance for loan losses	(28,794)	(28,064)	(26,682)	(26,620)	(27,619)
Total net loans	$2,133,428	$2,100,269	$2,091,489	$2,029,081	$1,922,482

CREDIT QUALITY MEASURES

	For the Periods Ended
	6 Months	3 Months	Year	9 Months	6 Months
	06/30/05	3/31/05	12/31/04	9/30/04	6/30/04
	(Dollars in thousands)

Nonaccrual loans	$19,984	$21,680	$8,911	$6,674	$8,559
Loans past due 90 days or more and still accruing	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$19,984	$21,680	$8,911	$6,674	$8,559

Impaired loans, gross	$19,984	$21,680	$8,911	$6,674	$8,559
Allocated allowance for loan losses	(1,002)	(861)	(561)	(1,100)	(1,772)
Net investment in impaired loans	$18,982	$20,819	$8,350	$5,574	$6,787

Charged-off loans year-to-date	$(1,264)	$(1,018)	$(3,607)	$(3,440)	$(1,794)
Recoveries year-to-date	1,786	1,260	2,078	1,754	1,372
Net recoveries (charge-offs)	$522	$242	$(1,529)	$(1,686)	$(422)

Allowance for loan losses to loans, net of deferred fees and costs (a)	1.33%	1.32%	1.26%	1.29%	1.42%
Allowance for total credit losses to loans, net of deferred fees and costs (b)	1.45%	1.44%	1.39%	1.43%	1.56%
Allowance for loan losses to nonaccrual loans (a)	144.1%	129.4%	299.4%	398.9%	322.7%
Allowance for total credit losses to nonaccrual loans (b)	157.4%	140.9%	331.1%	439.8%	354.6%
Allowance for loan losses to nonperforming assets (a)	144.1%	129.4%	299.4%	398.9%	322.7%
Allowance for total credit losses to nonperforming assets (b)	157.4%	140.9%	331.1%	439.8%	354.6%
Nonperforming assets to loans, net of deferred fees and costs, and other real estate owned	0.92%	1.02%	0.42%	0.32%	0.44%
Annualized net recoveries (charge-offs) to average loans	0.05%	0.05%	(0.08)%	(0.12)%	(0.05)%
Nonaccrual loans to loans, net of deferred fees and costs	0.92%	1.02%	0.42%	0.32%	0.44%

ALLOWANCE FOR LOAN LOSSES

	As of or for the Periods Ended
	6 Months	3 Months	Year	9 Months	6 Months
	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04
	(Dollars in thousands)

Balance at beginning of period	$26,682	$26,682	$24,152	$24,152	$24,152
Loans charged-off:
Commercial	(372)	(177)	(2,830)	(2,788)	(1,218)
Real estate – construction	—	—	—	—	—
Real estate – mortgage	(91)	(80)	(128)	(37)	(30)
Consumer	(105)	(65)	(305)	(271)	(202)
Foreign	(696)	(696)	(344)	(344)	(344)
Total loans charged-off	(1,264)	(1,018)	(3,607)	(3,440)	(1,794)

Recoveries on loans charged-off:
Commercial	1,656	1,216	1,653	1,435	1,149
Real estate – construction	—	—	—	—	—
Real estate – mortgage	8	1	64	56	45
Consumer	122	43	311	229	163
Foreign	—	—	50	34	15
Total recoveries on loans charged-off	1,786	1,260	2,078	1,754	1,372
Net recoveries (charge-offs)	522	242	(1,529)	(1,686)	(422)
Provision for loan losses	1,590	1,140	438	533	268
Additions due to acquisitions	—	—	3,621	3,621	3,621
Balance at end of period	$28,794	$28,064	$26,682	$26,620	$27,619

RESERVE FOR UNFUNDED LOAN COMMITMENTS

	For the Periods Ended
	6 Months	3 Months	Year	9 Months	6 Months
	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04
	(Dollars in thousands)

Balance at beginning of period	$2,825	$2,825	$1,600	$1,600	$1,600
Provision (c)	(170)	(340)	27	(68)	(68)
Additions due to acquisitions	—	—	1,198	1,198	1,198
Balance at end of period	$2,655	$2,485	$2,825	$2,730	$2,730

ALLOWANCE FOR TOTAL CREDIT LOSSES (a)

	For the Periods Ended
	6 Months	3 Months	Year	9 Months	6 Months
	6/30/05	3/31/05	12/31/04	9/30/04	6/30/04
	(Dollars in thousands)

Balance at beginning of period	$29,507	$29,507	$25,752	$25,752	$25,752
Provision for credit losses	1,420	800	465	465	200
Net recoveries (charge-offs)	522	242	(1,529)	(1,686)	(422)
Additions due to acquisitions	—	—	4,819	4,819	4,819
Balance at end of period	$31,449	$30,549	$29,507	$29,350	$30,349

(a) As of December 31, 2004, the company reclassified the reserve for unfunded loan commitments from the allowance for loan losses to other liabilities.  Prior period amounts have been reclassified and the ratios have been revised to conform to this presentation.

(b) The allowance for total credit losses represents the sum of the allowance for loan losses and the reserve for unfunded loan commitments.

(c) Includes reclassification (from) to the reserve for unfunded loan commitments for the periods prior to March 31, 2005.